UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 15, 2009

ABITIBIBOWATER INC.

(Exact name of Registrant as Specified in Charter)

Delaware	001-33776	98-0526415
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

AbitibiBowater Inc. 1155 Metcalfe Street, Suite 800 Montreal, Quebec Canada	H3B 5H2
(Address of principal executive offices)	(Zip Code)

(514) 875-2160
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On June 15, 2009, Ernst & Young Inc. ("E&Y"), as monitor, filed a report (the "Monitor's Report") with the Superior Court of Quebec in Canada (the "Canadian Court") in connection with the creditor protection proceedings previously instituted by certain wholly-owned subsidiaries of the Company, namely Abitibi and certain of its subsidiaries and Bowater Canadian Holdings Incorporated and certain of its subsidiaries (collectively, the "Petitioners"), under the Companies Creditors Arrangement Act. The purpose of the Monitor's Report is to provide the Canadian Court with a report of the four week cash flow results of the Petitioners for the period from May 4, 2009 to May 31, 2009 as well as to provide details on (i) an overview of the current market conditions in the forest products industry, (ii) current liquidity and revised cash flow forecasts of the Petitioners and (iii) the recent trend in certain key performance metrics regarding the Petitioners' businesses. A copy of the Monitor's Report is attached as Exhibit 99.1 and is incorporated by reference herein.

The Monitor's Report is limited in scope, covers a limited time period, and has been prepared solely for the purpose of the Petitioners' compliance with the monthly reporting requirements of the Canadian Court. The financial information in the Monitor's Report has not been audited, reviewed or otherwise verified for accuracy or completeness by E&Y.  Some of the information referred to in the Monitor's Report consists of forecasts and projections.  Readers are cautioned that, since these projections are based upon assumptions about future events and conditions, the actual results will vary from the projections, even if the assumptions materialize, and the variations could be significant.  The Monitor's Report is in a format required by the Canadian Court and should not be used for investment purposes.

Item 9.01.	Financial Statements and Exhibits.

	(d)	Exhibits

		99.1	Seventh Report of the Monitor, dated June 15, 2009

Signature

Pursuant to the requirements of the Securities Exchange Act of l934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ABITIBIBOWATER INC.

	By:	/s/ Jacques P. Vachon
Dated: June 19, 2009		Name: Jacques P. Vachon
Title: Senior Vice-President, Corporate Affairs and Chief Legal Officer

Exhibit Index

Exhibit No.	Description of Exhibit

99.1	Seventh Report of the Monitor, dated June 15, 2009

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